                                                                    Exhibit 99.2

DAVE & BUSTER'S, INC. WINS AUCTION AND ENTERS INTO ASSET PURCHASE AGREEMENT FOR MALL-BASED JILLIAN'S LOCATIONS

DALLAS--September 24, 2004--Dave & Buster's, Inc. (NYSE: DAB) announced today that it had entered into a new Asset Purchase Agreement with Gemini Investors III, LP, JBC Acquisition Corporation, Jillian's Entertainment Holdings, Inc. and certain of their respective subsidiary companies, which provides for Dave & Buster's to be the purchaser of the nine Jillian's mall-based locations previously announced and the Jillian's tradename at a purchase price of approximately $47 million. Gemini is to be the purchaser of the Jillian's urban locations at a purchase price of approximately $18 million. Both purchases are subject to adjustment at closing. The parties further agreed that Dave & Buster's shall be obligated to acquire the urban stores if JBC Acquisition fails to do so in accordance with the Asset Purchase Agreement. The Asset Purchase Agreement was approved by the bankruptcy court on the morning of September 24, 2004. Subject to certain governmental approvals and other conditions to closing, it is anticipated that the transaction would close by the end of October, but in no event later than November 20, 2004.

Celebrating over 21 years of operations, Dave & Buster's was founded in 1982 and is one of the country's leading upscale, restaurant/entertainment concepts with 33 locations throughout the United States and in Canada. More information on the company, including the latest investor presentation, is available on the company's website, www.daveandbusters.com.

For more information contact:
Jeff Elliott or Geralyn DeBusk
Halliburton Investor Relations
972-458-8000

"Safe Harbor" Statements Under the Private Securities Litigation Reform Act of 1995. Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitations, by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "believes," "intends," "should," or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to open new high-volume restaurant/entertainment complexes; our ability to raise and access sufficient capital in the future; changes in consumer preferences, general economic conditions or consumer discretionary spending; the outbreak or continuation of war or other hostilities involving the United States; potential fluctuation in our quarterly operating result due to seasonality and other factors; the continued service of key management personnel; our ability to attract, motivate and retain qualified personnel; the impact of federal, state or local government regulations relating to our personnel or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in our industry; additional costs associated with compliance with the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in our reports filed with the SEC.